Exhibit 10.1

Press Release
For immediate release

HEARTLAND OIL AND GAS ANNOUNCES RESERVE REPORT FOR 12/31/05,
PROVIDES OPERATIONS UPDATE

Denver, CO March 16, 2006 PR Newswire Heartland Oil and Gas Corp. (HOGC.OB) today announced it has received an estimate of its proved oil and gas reserves of its Lancaster field located within its Bourbon Arch project area. The report was prepared by Sproule Associates Inc., Heartland’s independent reservoir engineering auditing firm, and was prepared in accordance with U.S. Securities and Exchange Commission regulations. The report, received and dated March 15, 2006, provides an estimate of proved reserve volumes, income, and cash flow attributable to leasehold interests of Heartland in the Lancaster field in Miami County, Kansas, as of December 31, 2005. This is the first audited reserve report for Heartland.

The results of this study/report are summarized below:

	Proved
	Developed			Total
	Producing	Non producing	Undeveloped	Proved
Net remaining reserves
Oil (stock tank barrels)	0	0	0	0
Gas (mcf)	284,700	0	762,200	1,046,900

Income
Future net cash flows	$983,400	$0	$1,269,900	$2,253,300
Future net cash flow discounted at 10%	$838,400	$0	$477,700	$1,316,100

Note: All prices and costs are held flat, with a wellhead gas price of $7.71 per thousand cubic feet of gas.

Lancaster’s proved developed reserves are being produced into the Enbridge pipeline through Heartland’s recently completed pipelines and associated processing facilities. Gas sales have been steady and continuous since Lancaster’s initial sales date of February 17, 2006.

Operations Update
Net of fuel gas, the Lancaster battery is currently producing 320 thousand cubic feet of gas per day (“Mcfgpd”) into Heartland’s gas processing plant. In addition, Heartland continues to test approximately 195 Mcfgpd from three other multi-well batteries. The batteries, including Lancaster, span twelve miles of the Bourbon Arch.

Phil Winner, CEO, said, “We are pleased to have established reserves, production, and cash flow from our shallow Lancaster reservoirs, and are satisfied that these estimates provided a reasonable initial assessment of our proved reserves. We believe any current reservoir engineering reserve estimates in this area still have some uncertainties, however, due to the complex reservoirs, variable completion techniques between Evergreen and Heartland, large geographic extent, and limited production histories on the Bourbon Arch.”

“Elsewhere in the project area, we have conducted production tests on the three wells drilled and completed by Heartland. Production testing has been continuous over nearly eight months. These wells came on with initial rates of ranging from 40 to 80 Mcfgpd, and are now venting gas at rates ranging from 35 to 70 Mcfgpd. We intend to put these three wells, along with five wells originally drilled and completed by Evergreen Resources, into production if we are able to complete our previously announced financing goals.”

About Heartland Oil and Gas Corporation
Heartland Oil and Gas Corporation is engaged in the exploration, development, and acquisition of oil and natural gas. Heartland retains oil and gas leases on nearly one million acres in eastern Kansas. Heartland’s current focus is on producing operations from its shallow gas development project on the Bourbon Arch.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “will,” ”intend,” “preparing,” “appraise,” “continue,” “target,” “expect,” and others indicate forward-looking statements and important factors which could affect actual results are discussed in our Form 10-KSB filed with the Securities and Exchange Commission, under the heading “Risk Factors."

For further information contact:

Investor Relations at Heartland Oil and Gas Corporation
1-866-693-5500
info@heartlandoilandgas.com (HOGC)

Source: Heartland Oil and Gas Corporation